Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of May 6, 2019, by and among Commcare Pharmacy – FTL, LLC, a Florida limited liability company, with a notice address of c/o NS3 Health, LLC, 13034 Ballantyne Corporate Place, Charlotte, NC 28277 (“Commcare”), Acro Pharmaceutical Services, LLC, a Pennsylvania limited liability company with a notice address of c/o NS3 Health, LLC, 13034 Ballantyne Corporate Place, Charlotte, NC 28277 (“Acro” and together with Commcare, “Seller”), NS3 Health, LLC, a Florida limited liability company (“Equity Holder”), with a notice address of 13034 Ballantyne Corporate Place, Charlotte, NC 28277, and solely for purposes of Section 9, and Section 13, Premier, Inc., a Delaware corporation (“Premier”) with a notice address of 13034 Ballantyne Corporate Place, Charlotte, NC 28277, on the one hand, and ProCare Pharmacy, L.L.C., a Rhode Island limited liability company (“Buyer”), with a notice address of c/o CVS Health, One CVS Drive, Woonsocket, Rhode Island 02895, Attn: Legal Department – Acquisitions, on the other hand, and the other parties named herein.

WHEREAS, Seller operates a specialty pharmacy business (the “Business”) at the following locations (i) 855 SW 78th Avenue, Plantation, FL (the “Plantation Pharmacy”), (ii) 313 Henderson Drive, Sharon Hill, PA (the “Sharon Hill Pharmacy”), and (iii) 7891 Stage Hills Boulevard, Suite 111, Memphis, TN (the “Memphis Pharmacy”). The Plantation Pharmacy, Sharon Hill Pharmacy, and Memphis Pharmacy are each a “Pharmacy” and collectively, the “Pharmacies.”

WHEREAS, Seller owns certain assets in connection with its operation of the Business, which Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all subject to and upon the terms hereinafter set forth;

WHEREAS, following Closing (as hereinafter defined), the acquired Assets (as hereinafter defined) located at the Pharmacies will be transferred to one or more pharmacies operated by Buyer;

WHEREAS, Equity Holder owns all of the outstanding membership interests of Seller; and

WHEREAS, in order to induce Buyer to purchase the Assets, Equity Holder has executed this Agreement as a party hereto and agrees to be held jointly and severally liable for all of Seller’s obligations under this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

1. ASSETS; PURCHASE PRICE.

(a) Assets. Subject to the terms and conditions of this Agreement, Seller and Equity Holder agree, at the Closing, to sell, transfer, assign and convey to Buyer, free and clear of all liens, security interests and other encumbrances, only the following described assets (collectively, the “Assets”):

(i) Inventory. All prescription merchandise located at the Pharmacies (the “Inventory”) set forth in the inventory instructions attached hereto as Schedule A (the “Inventory Instructions”), subject to the exclusions set forth on Schedule A and not including the Restricted Inventory (unless and until such Restricted Inventory becomes Released Inventory).

(ii) Prescription Files. All prescription files, records related to drug acquisition and disposition, inventory records held by and inventory and dispensing data utilized, maintained and/or generated with respect to such prescription files and records by Seller in the course of operating the Business (hereinafter, collectively, “Seller’s Rx Data”) from the Date of Inventory (as hereinafter defined) and going back no less than the greater of (i) the period of time required by federal and state Law (as hereinafter defined) and (ii) two (2) years (the “Required Time Period”). Seller’s Rx Data shall include all hard copy prescriptions, signature logs, patient profiles, patient refill histories, patient lists, and patient data and information derived from patient loyalty, credit, and similar programs, and all electronic data of the same maintained in any format by Seller. If Seller has not operated the Business for the Required Time Period prior to the Date of Inventory, the Required Time Period shall be such shorter period as Seller has operated the Business.

(iii) Contracts. To the extent assignable or transferable, the contracts, non-compete agreements and other agreements, whether written or oral, set forth on Schedule 1(a)(iii) (collectively, the “Assigned Contracts”).

(iv) Intellectual Property. Seller’s trademarks, service marks, trade dress, logos, trade names, and Internet domain names relating to the Business, and all applications, registrations, and renewals in connection therewith, and the websites and social media accounts relating to the Business, all as set forth on Schedule 1(a)(iv) (collectively, the “Transferred Intellectual Property”).

(v) Goodwill. All goodwill with respect to the Assets being sold hereunder.

(b) Assumed Liabilities. Subject to the terms and conditions of this Agreement, the Buyer agrees to assume, at the Closing, and thereafter pay, perform or discharge when due or required to be performed, as the case may be, only the obligations and liabilities under the Assigned Contracts that accrue subsequent to the Closing (collectively, the “Assumed Liabilities”).

(c) Excluded Assets; No Assumption of Liabilities. Other than the Assets described in Section 1(a) above, this sale does not include any properties or assets of Seller, including, without limitation, the following properties and assets of Seller: (i) vehicles, (ii) contracts, leases (including equipment leases), or other agreements (other than any Assigned Contracts), (iii) leasehold improvements, installations, fixtures, trade fixtures, building equipment, fittings, furniture, office equipment or other fixed assets, (iv) information, operating, and phone systems and related equipment (other than as set forth in Sections 2(b) and 2(c) below), (v) real estate, (vi) cash and accounts receivable, (vii) corporate, stock and tax records, insurance policies (and any rights to applicable claims and proceeds thereunder), tax assets, deposits, refunds or prepayments for any taxes or causes of action of Seller, (viii) the Premier name or Premier’s mobius, trademarks, service marks, trade dress, logos, trade names, Internet domain names, or related intellectual property, (ix) the equity of the Equity Holder, the Sellers and Premier Specialty Pharmacy Solutions, LLC, and (x) this Agreement and any agreement to which the Equity Holder or a Seller is party to entered into in connection with this Agreement. Further, (A) Buyer shall not assume, or be obligated to perform, pay or otherwise discharge, any liability or obligation of Seller of any nature whatsoever, including, without limitation, any type of successor liability, as a result of the transactions contemplated herein, except for the Assumed Liabilities, which obligations and liabilities accrue subsequent to the Closing, and (B) without limiting the foregoing, Seller expressly acknowledges and agrees that Buyer is not assuming, and Buyer expressly disclaims and declines assumption of (i) any and all obligations and/or liabilities of Seller or Equity Holder, or otherwise relating to the Business, the Pharmacies, or the Assets, arising from or related to acts or omissions occurring on or prior to the Closing, (ii) any of Seller’s third party provider numbers or licenses, including, without limitation, any and all obligations and/or liabilities of Seller or Equity Holder, or otherwise relating to the Business, the Pharmacies, or the Assets, with respect to all such third party provider numbers and licenses, (iii) any and all obligations and/or liabilities of Seller or Equity Holder, or otherwise relating to the Business, the Pharmacies, or the Assets, arising from or related to any employee retention agreements or retention letters entered into by Seller’s and Equity Holder’s Affiliate, Premier Supply Chain Improvement, Inc., and (iv) any liability under the WARN Act or any similar state or local Law or regulation relating to plant closing and layoffs with respect to Seller’s employees who are terminated on or prior to the Date of Inventory (such liabilities and obligations in (A) and (B) collectively, “Excluded Liabilities”).

(d) Purchase Price. The purchase price for the Inventory determined on the Date of Inventory and the Inventory determined on the Date of True-Up Inventory (as hereinafter defined) shall be determined based on the cost factors listed in the Inventory Instructions, not to exceed Twenty Million Dollars ($20,000,000) in the aggregate for the Inventory determined on the Date of Inventory and the Inventory determined on the Date of True-Up Inventory at the Pharmacies (collectively, the “Inventory Payment”). Subject to the Holdback Amount (as hereinafter defined) and any other adjustments set forth in this Agreement, including without limitation the adjustments set forth in Section 4(b) and Section 4(h), the aggregate amount to be paid by Buyer to Seller with respect to the Assets shall equal (i) Twenty-Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000.00) (the “Closing Payment”), plus (ii) the amount of the Inventory Payment (collectively, the “Purchase Price”).

(e) Holdback. Concurrently with the Closing, Buyer, Seller (or its designated representative) and Wells Fargo Bank, National Association (the “Escrow Agent”) shall enter into an escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”), pursuant to which Buyer shall deposit five percent (5%) of the Closing Payment (the “Holdback Amount”) with the Escrow Agent as a reserve to ensure payment and performance of Seller’s indemnification and other obligations pursuant to this Agreement. The Escrow Agent shall hold, administer and disburse the Holdback Amount pursuant to the Escrow Agreement, net of amounts, if any, applied against Seller’s indemnification and other obligations as provided herein. The terms and provisions of this Section 1(e) shall survive the Closing.

2. ADDITIONAL AGREEMENTS OF THE PARTIES.

(a) Access and Information. Subject to and in compliance with applicable Law, from the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Section 11(a) hereof, Seller will provide Buyer and its authorized representatives with the following in connection with Buyer’s transition related planning activities: (i) reasonable access during normal business hours and upon reasonable notice to the Pharmacies, Assets and personnel of Seller, and (ii) such operating data and other information relating to the Business and Assets as Buyer may reasonably request. Buyer agrees that all such information will be subject to the confidentiality provisions of Section 18(a). Buyer and Seller acknowledge that each is a “Covered Entity” as that term is defined under HIPAA. To facilitate the transition of care from Seller to Buyer, and in furtherance of certain permitted treatment and health care operations purposes of Seller and Buyer, it may be necessary for Buyer to have access to electronic patient records prior to the Closing. Commencing on the date hereof and in anticipation of the transaction contemplated hereby, Seller may deliver electronic copies of Seller’s Rx Data to Buyer. Buyer agrees to implement reasonable and appropriate safeguards to restrict the access and use of Seller’s Rx Data prior to the Closing for data migration and integration purposes, and will not access any information or data other than Seller’s Rx Data. If for whatever reason the transaction does not close, Buyer agrees to take all commercially reasonable, technologically feasible, and appropriate steps promptly to permanently delete Seller’s Rx Data from its active servers and dispensing system.

(b) Pharmacy Systems. At no additional cost to Buyer, subject, in all cases, to requirements of applicable Law, Seller agrees that Buyer will have rights to access Seller’s information and pharmacy systems, including any related hardware, software, and printers used or associated with the access, use, maintenance, storage, or disclosure of Seller’s Rx Data (the “Pharmacy Systems”), for the sole purpose of reviewing Seller’s Rx Data necessary to transition care from Seller to Buyer, for a period of up to ninety (90) days after the Date of Inventory, and Buyer shall not have access to, and shall not attempt to access, any other data from the Pharmacy Systems. Seller shall use commercially reasonable efforts to secure the Pharmacy Systems access rights granted to Buyer herein. Notwithstanding the foregoing, to the extent such access is prohibited by Seller’s agreements with third party information technology vendors, Buyer will not have direct access to the Pharmacy Systems and Seller will use commercially reasonable efforts to promptly provide Buyer with requested information relating to Seller’s Rx Data. Seller agrees to maintain the Pharmacy Systems and any hardware and software support through the ninety-day period described above; provided, that Seller shall not be required to physically keep such Pharmacy Systems at the locations of the Pharmacies.

(c) Telephone. At no additional cost to Buyer, Seller agrees to cooperate with Buyer in either, at Buyer’s election, which election shall be made at least two (2) Business Days prior to Closing, (i) the transfer to Buyer on the Date of Inventory of the telephone and fax lines and number(s) of the Business set forth on Schedule 2(c), or (ii) remote call forwarding to Buyer on the Date of Inventory for such telephone and fax lines and numbers of the Business set forth on Schedule 2(c) for a period of up to ninety (90) days commencing on the Date of Inventory. The parties shall mutually agree on the information that will be provided to persons who call such numbers on or after the Date of Inventory. Buyer shall facilitate the transfer or call forwarding, as applicable. Seller shall be solely responsible for the cancellation of, and final payment for, any lines or services not transferred to Buyer hereunder. This includes, but is not limited to, telephone lines, fax lines, modem lines, equipment leases, service contracts and advertising. Without limiting the foregoing, in the event Buyer elects remote call forwarding under clause (ii) above, upon expiration of such ninety (90) day period, Seller shall disconnect the telephone and fax lines and cancel the existing telephone and fax accounts, subject, in all cases, to requirements of applicable Law.

(d) Advertising; Trade Names; Website; Social Media. At no additional cost to Buyer, Seller agrees to grant to Buyer a royalty-free, non-exclusive, non-transferable license to use the trademarks, service marks, logos, trade names and “doing business as” names or any variation thereof that are used in connection with the Pharmacies (and not included in the Transferred Intellectual Property), as set forth on Schedule 2(d)(i) (the “Non-Transferred Trade Names”), for a period of six (6) months from the Date of Inventory, for the limited purpose of advertising the closure of Seller’s pharmacies and the transfer of the prescription files to Buyer from Seller as described herein. Without limiting the foregoing, at Buyer’s request upon at least two (2) Business Days’ prior notice, Seller shall arrange to have the websites and social media accounts used in connection with the Pharmacies (and not included in the Transferred Intellectual Property), as set forth on Schedule 2(d)(ii) (the “Non-Transferred Websites and Social Media Accounts”), post a message notifying the public of the transfer of the prescription files to Buyer from Seller as described herein and providing contact information for Buyer and its pharmacies and/or a link to Buyer’s websites as set forth in a written notice by Buyer to Seller. Such message relating to the Non-Transferred Websites and Social Media Accounts shall be in form and substance acceptable to the parties hereto and shall remain on the Non-Transferred Websites and Social Media Accounts for six (6) months following the Closing. Following such period, Seller shall delete all references to the Pharmacies from the Non-Transferred Websites and Social Media Accounts. For the avoidance of doubt, the immediately preceding sentence shall not require Seller to delete any references to the Pharmacies from historical posts on its Non-Transferred Websites and Social Media Accounts. Except as provided in this subsection (d), following the Closing, Seller and Equity Holder agree that each shall not use the Non-Transferred Websites and Social Media Accounts in violation of the provisions of Section 9 and shall not, in the United States or in any foreign country, directly or indirectly, utilize the Non-Transferred Trade Names, or any derivative thereof, in perpetuity. In addition, Seller shall arrange to have the websites and social media accounts used in connection with the Pharmacies that are included in Transferred Intellectual Property (the “Transferred Websites and Social Media Accounts”) prepared, effective as of the Closing, to post a message notifying the public of the transfer of the prescription files to Buyer from Seller as described herein and providing contact information for Buyer and its pharmacies and/or a link to Buyer’s websites as set forth in a written notice by Buyer to Seller. Such message relating to the Transferred Websites and Social Media Accounts shall be in form and substance acceptable to the parties hereto and shall be posted to the Transferred Websites and Social Media Accounts as of the Closing (and thereafter in the discretion of the Buyer). The terms and provisions of this Section 2(d) shall survive the Closing.

(e) Notifications; Retention of Copies. Seller shall send all required notifications of the sale of the Assets hereunder and the closing of the Pharmacies to all applicable governmental authorities and shall also surrender the pharmacy licenses for the Pharmacies to the applicable governmental authority in accordance with Law after the Date of True-Up Inventory. Promptly after the Date of True-Up Inventory, Seller shall forward to Buyer copies of Seller’s notice letters to the applicable Boards of Pharmacy and a copy of Seller’s notice letter to the United States Drug Enforcement Agency (“DEA”) via PDF to sofia.chaplin@cvshealth.com. The terms and provisions of this Section 2(e) shall survive the Closing.

(f) DSCSA. Seller and Equity Holder agree to provide or to cause to be provided to Buyer all product tracing information that is required in connection with requirements under the Drug Supply Chain Security Act (“DSCSA”) for the prescription merchandise to be purchased by Buyer under Section 1(a)(i) hereof, including, without limitation, transaction histories, transaction statements, and transaction information, for such merchandise (collectively, the “DSCSA Records”). At no additional cost to Buyer, Seller shall cooperate and assist Buyer, at least thirty (30) days prior to the Date of Inventory, in Buyer’s efforts to effect a transfer of the DSCSA Records. Such cooperation shall include Seller taking such acts as may be necessary, including, without limitation, executing a release or authorization for the benefit of any third parties that are maintaining any DSCSA Records on behalf of Seller, as may be necessary to facilitate the transfer of all DSCSA Records to Buyer. The terms and provisions of this Section 2(f) shall survive the Closing.

(g) CSOS. With respect to Seller’s Controlled Substances Ordering System (“CSOS”), Seller and Equity Holder agree to: (1) maintain a person designated as its CSOS coordinator for Seller’s CSOS records for at least two (2) years following the Closing (or any longer period required by Florida Law, which is the state from which the Pharmacies distribute controlled substances); (2) provide Buyer with the appropriate contact information to direct the DEA to this person; (3) retain all CSOS-related records in accordance with applicable DEA regulations, including regulations specific to CSOS-related record retention; (4) provide Buyer with hardcopies of all CSOS-related records for the two-year period preceding the Closing (or any longer period required by applicable state Law) at or before the Closing, including records of all orders placed and received via Seller’s CSOS system (the orders and any disposition data (quantity received, date received, any statements of nonacceptance, etc.) must be clearly associated with each other), and DEA Forms 222 from the two (2) years preceding the Closing (or any longer period required by Florida Law); and (5) revoke any former employees’ CSOS signing privileges following the Closing and inform the DEA of such revocation (Seller shall provide Buyer copies of such communications to verify the foregoing). The terms and provisions of this Section 2(g) shall survive the Closing.

(h) Seller’s Rx Data. To the extent Seller’s Rx Data is maintained in electronic format, Buyer may elect (in its discretion) to convert and transfer all or any portion of such electronic Seller’s Rx Data. Seller will work in good faith with Buyer to transfer Seller’s Rx Data to Buyer in an effective, efficient, and secure manner. Seller shall reasonably cooperate and assist Buyer, prior to the Date of Inventory, in Buyer’s efforts to convert or transfer, subject to applicable Law, Seller’s Rx Data, using such means and efforts as determined by Buyer in its reasonable discretion. Seller’s Rx Data shall be transferred to Buyer exclusively, shall not be shared with any third parties (unless required by Law), and shall not be diminished or removed from the Pharmacies or Seller’s or their Affiliates’ locations between the date of execution of this Agreement and the Date of Inventory. Notwithstanding the foregoing, Seller and its Affiliates shall have the right, from and after the Closing, to continue to use Seller’s Rx Data that has been de-identified in compliance with the HIPAA Rules solely for non-specialty pharmacy data analytics purposes to the extent necessary to fulfill Seller’s obligations under agreements with third parties (including specialty pharmacy data analytics solely for purposes of fulfilling Seller’s final obligations under manufacturer agreements).

(i) Controlled Substances Inventory; DEA Recordkeeping. To the extent required by applicable Law or DEA regulations in the context of the transaction contemplated by this Agreement, Seller will, in connection with the First Inventory and the Second Inventory, make available to the Buyer and the Inventory Service a complete and accurate inventory of all controlled substances as of the Date of Inventory and the Date of True-Up Inventory, respectively. Prior to Closing, Seller will provided to Buyer all records in its possession that are required to be maintained by DEA regulations for the two-year period prior to the Closing.

(j) Acro Mark. Seller shall, as it relates to the service mark “ACRO PHARMACEUTICAL SERVICES” (PTO Serial Number 88064446, filed with the PTO on August 3, 2018) (the “Acro Mark”), (A) promptly notify Buyer if any opposition or request for extension is filed with the PTO relating to the Acro Mark, and (B) use commercially reasonable efforts to prosecute the Acro Mark until the PTO issues a registration certificate relating thereto (the “Acro Registration Certificate”).

3. CONDUCT OF BUSINESS.

From the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Section 11(a) hereof, except as otherwise required by applicable Law or provided in or required by this Agreement, or approved in writing by Buyer, Seller will comply with the following covenants:

(a) No Material Changes. Seller will carry on and maintain its Business at the Pharmacies and maintain the Assets in the ordinary course of business and in substantially the same manner as heretofore conducted. Seller shall use commercially reasonable efforts to maintain the prescription volume and sales volume of the Business, and the hours of operation of the Pharmacies through the period ending immediately prior to the Pharmacy Closure. Seller will not remove or transfer any Assets from the Business or the Pharmacies other than in the ordinary course of business consistent with past practice. To the extent permitted by federal and state Law, including such Laws governing patient freedom of choice of pharmacy services provider and Laws and regulations concerning Section 340B of the Public Health Service Act, Seller and Equity Holder shall, and shall cause their Affiliates, to use their commercially reasonable efforts (i) to transfer Seller’s prescription files to Buyer, subject to Seller’s and Equity Holder’s Affiliates’ contractual arrangements with MedImpact Healthcare Systems, Inc. and MedTrak Services LLC, and (ii) to facilitate the transition of the Pharmacies’ 340B contract and specialty pharmacy services to Buyer.

(b) Compliance with Laws. Seller will duly comply in all material respects with all Laws applicable to its Business, the Pharmacies and the Assets.

(c) No Encumbrances. Seller will not suffer or permit the creation of any lien or encumbrance upon any of the Assets, except as otherwise disclosed on Schedule 3(c).

(d) Maintenance of Insurance. Seller will maintain all of the insurance policies in effect as of the date hereof unless replaced by policies which are substantially comparable to such policies.

(e) Notification. Seller shall advise Buyer in writing promptly, but in any event prior to the Closing, of: (i) the occurrence of any event which renders any of the representations or warranties set forth herein inaccurate in any material respect or the awareness of Seller that any representation or warranty set forth herein was not accurate in any material respect when made; (ii) any material fact that, if existing or known on the date of this Agreement would have been required to be set forth or disclosed pursuant to this Agreement; and (iii) the failure of Seller to comply with or accomplish any of the covenants or agreements in any material respect set forth herein. Any notice given pursuant to this Section 3(e) shall not operate to cure any breach of the representations and warranties made by Seller herein or in any exhibits or schedules hereto.

4. AUDIT; PHYSICAL INVENTORY; CLOSING.

(a) Pharmacies Closing. On the evening prior to the Date of Inventory, Seller shall close the Pharmacies and cease operation of the Business (the “Pharmacy Closure”) and the Pharmacies and Business shall remain closed thereafter, except as otherwise required to comply with the obligations of the Equity Holder and the Seller under this Agreement (including the receipt and transfer of the 340B Replenishment and Released Inventory), or applicable Law. Seller shall, on or prior to the thirtieth (30th) day after the Date of True-Up Inventory, remove all interior and exterior signage in reference to the Pharmacies, subject to the requirements of the lease related thereto. The terms and provisions of this Section 4(a) shall survive the Closing. Buyer agrees that, from and after the date hereof, Buyer will, and will cause its Affiliates to, provide information regarding Buyer and its Affiliates and their pharmacies reasonably requested by Seller to provide applicable governmental authorities with information required in order for Seller to meet its regulatory obligations, including but not limited to information required for filings related to discontinuance of pharmacy operations in accordance with Law.

(b) Audit. Buyer shall have the right to conduct one (1) audit of Seller’s Business and operations in the Pharmacies not later than May 31, 2019 to confirm that the Prescription Gross Revenue (as defined below) is not less than the Revenue Threshold (as defined below). The parties shall mutually agree on a time and date for the audit, such date not to be later than May 31, 2019. The audit shall use the same operational methods, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by Equity Holder and Seller to calculate the aggregate prescription dispensing revenue from the Pharmacies, as calculated from Seller’s operational dispensing system, for March 1, 2018 through May 31, 2018. If the audit determines that the Prescription Gross Revenue is below the Revenue Threshold, then Buyer shall promptly provide Equity Holder and its representatives reasonable access to the audit materials and records (only for the purpose of verifying the audit results) and applicable individuals involved in the preparation of the audit materials, and shall cause such individuals to cooperate in all reasonable respects with the Equity Holder in connection with the Equity Holder’s review of such work papers and other documents and information relating to the calculations set forth in the audit materials as the Equity Holder shall reasonably request. If Equity Holder disagrees with the results of the audit, the Equity Holder and Buyer shall promptly meet and attempt in good faith to resolve any dispute or disagreement relating to such audit results. If, after the resolution of any dispute or disagreement relating to such audit results, it is determined that the Prescription Gross Revenue is below the Revenue Threshold, then the Closing Payment shall be proportionately reduced based on the percentage decline in aggregate prescription dispensing revenue below the Revenue Threshold. As an example of the foregoing reduction, if the Prescription Gross Revenue is determined to be ninety percent (90%) of the Revenue Threshold, then the Closing Payment shall be reduced by 10%. For purposes hereof, (i) “Prescription Gross Revenue” shall mean the aggregate prescription dispensing revenue for March 1, 2019 through May 31, 2019 from all Pharmacies, as calculated from Seller’s operational dispensing system, and (ii) “Revenue Threshold” shall mean $117,959,561. It is agreed that, until the earlier of the Closing or termination of this Agreement pursuant to Section 11(a) hereof, no new lines of pharmacy or non-pharmacy inventory or material amounts of additional inventory (other than everyday inventory) shall be reordered following an audit. Upon demand on one occasion prior to the Date of Inventory, Seller agrees to provide Buyer with invoices of all brand name and generic prescription drugs for the six (6) months prior to the requested date. Upon request by Buyer in connection with the audit, which request (for the statement described hereafter) may be made on one occasion prior to the Date of Inventory, Seller shall deliver to Buyer a detailed statement setting forth any prescriptions transferred from the Pharmacies with respect to the Business to other pharmacies for the dates specified in Buyer’s request for the period of six (6) months prior to the Date of Inventory. Each such statement shall (i) be de-identified of any patient specific information, (ii) include the location to which the prescriptions were transferred and the number and types of prescriptions so transferred, (iii) be certified in writing as true and accurate in all material respects by an authorized representative of Seller, and (iv) otherwise be in a form and content reasonably acceptable to Buyer.

(c) Date of Inventory. A physical inventory count and valuation of the Inventory (the “First Inventory”) shall be taken on June 7, 2019 (the date on which such physical inventory is actually taken is referred to herein as the “Date of Inventory”). Prior to the commencement of the physical inventory, Seller shall (i) reverse and return all filled and undelivered prescriptions to stock in accordance with applicable governmental regulations, Laws and requirements, (ii) provide all necessary notices to any third-party payors, (iii) reverse any adjudicated claims made in respect of such prescriptions, and (iv) provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions after the Date of Inventory. RGIS Inventory Service and/or any other independent firm selected by Buyer (the “Inventory Service”) shall conduct the physical inventory using the categories and cost factors listed in the Inventory Instructions. Buyer and Seller shall cause the Inventory Service to use commercially reasonable efforts to complete the physical inventory count and valuation of the Inventory on the date such inventory is commenced. Seller and Buyer shall each arrange to have its personnel present on the Date of Inventory, who shall monitor and assist in same. The cost of the Inventory Service shall be borne by Buyer.

(d) 340B Replenishment and Released Inventory. A subsequent physical inventory count and valuation (the “Second Inventory”) of drugs replenishing Inventory dispensed by Seller prior to the Date of Inventory pursuant to contract pharmacy arrangements (as described in 75 Fed. Reg. 10272 (March 5, 2010)) by Covered Entities (as defined in 42 USC 256b(a)(4)) and not replenished before the Date of Inventory (the “340B Replenishment Inventory”) and the Released Inventory (together with the 340B Replenishment Inventory, the “340B Replenishment and Released Inventory”) shall be taken on the forty-fifth (45th) day after the Date of Inventory (the date on which the Second Inventory is taken is referred to herein as the “Date of True-Up Inventory”). Prior to the First Inventory, Seller shall provide Buyer with a good faith estimate of the expected 340B Replenishment Inventory (the “340B Replenishment Inventory Report”) and a good faith estimate of the purchase price for the 340B Replenishment Inventory set forth in the 340B Replenishment Inventory Report. For the avoidance of doubt, (i) the Inventory Service shall conduct the 340B Replenishment and Released Inventory using the categories and cost factors listed in the Inventory Instructions, (ii) the 340B Replenishment and Released Inventory shall be subject to the Inventory Cap, and (iii) Buyer and Seller shall cause the Inventory Service to use commercially reasonable efforts to complete the Second Inventory on the date the Second Inventory is commenced. Seller and Buyer shall each arrange to have its personnel present on the Date of True-Up Inventory, who shall monitor and assist in same. The cost of the Inventory Service for the Second Inventory shall be borne by Buyer.

(e) Closing. The closing of the purchase and sale of the Assets from the Seller to Buyer and the assumption by Buyer of the Assumed Liabilities (if any) (hereinafter, a “Closing”) shall take place by facsimile or .pdf transmission of documents including counterpart signature pages upon completion of the physical inventory at the Pharmacies on the Date of Inventory, subject to the satisfaction or waiver of the conditions precedent to Buyer’s obligation and Sellers’ obligation to close set forth in this Agreement, including, without limitation, in Section 7 and Section 8. Possession and control of the applicable Assets, and the risk of loss or damage to the applicable Assets, and responsibility for the Assumed Liabilities (if any), shall be transferred to Buyer upon Closing. Concurrently with the Closing, Buyer shall pay to Seller an amount equal to the Closing Payment less the Holdback Amount, Seller’s portion of the fee due to the Escrow Agent, and any amounts paid directly to Seller’s secured creditors, by wire transfer to Seller’s account in immediately available funds. No later than three (3) Business Days following the Date of Inventory (the “Date of First Payment”), Buyer shall pay to Seller an amount equal to the Inventory Payment with respect to the First Inventory determined on the Date of Inventory, by wire transfer to Seller’s account in immediately available funds. No later than three (3) Business Days following the Date of True-Up Inventory (the “Date of True-Up Payment”), Buyer shall pay to Seller an amount equal to the Inventory Payment with respect to the Second Inventory determined on the Date of True-Up Inventory. Buyer and Seller agree to execute and deliver (i) prior to the Date of First Payment (but to be dated as of the Date of First Payment), a closing statement with respect to the Inventory Payment for the First Inventory and (ii) prior to the Date of True-Up Payment (but to be dated as of the Date of True-Up Payment, a closing statement with respect to the Second Inventory. By execution of this Agreement, Seller agrees to the manner and form of payment described in this paragraph and that Buyer, upon making said payment in said manner and form, shall conclusively be deemed to have fulfilled its payment obligations hereunder.

(f) Creditor List and Payoff Letters. Seller represents and warrants that a complete and accurate list of all secured creditors which have or may reasonably be expected to have any interest in the Assets is attached hereto as Schedule 3(c), and that such list contains all of the names, addresses, as well as an estimate of the amount owed, and the name of any persons who may reasonably be expected to assert claims against the Assets even though the claim may be disputed. On or before the Date of Inventory, as a condition precedent to Buyer’s obligation to close hereunder, Buyer shall have received from Seller an updated creditor list and evidence of the release (or agreement to release upon receipt of payment) of all liens, security interests and other encumbrances encumbering any of the Assets, in form and substance satisfactory to Buyer in its reasonable discretion, including, without limitation, any UCC-3 Termination Statements, pay-off letters or similar documents reasonably required by Buyer, including, with respect to any creditors that require a payment to release their liens, an executed W-9 and wire instructions for such creditor (“Lien Release Documentation”). Notwithstanding anything herein to the contrary, payment of the Purchase Price shall be paid to Seller or, at Buyer’s option, paid directly to Seller’s secured creditors, as applicable. Seller represents, warrants and covenants that as of the Closing, Seller’s creditors will be paid in full and all of the Assets shall be free and clear of any and all security interests, liens and other encumbrances, including, without limitation, those set forth on Schedule 3(c).

(g) Forwarding of Funds. Buyer agrees to promptly forward to Seller any sums of money received by Buyer for pharmacy services rendered by Seller at a Pharmacy prior to the Date of Inventory. Seller agrees to promptly forward to Buyer any sums of money received by Seller for pharmacy services rendered by Buyer following the Date of Inventory.

(h) Additional Covenants. Buyer, Seller and Equity Holders shall comply with the provisions set forth in this Agreement, including the schedules hereto.

(i) Released Inventory. If Seller has not obtained the full release regarding Inventory from a party set forth on Item B of Schedule 5(f) prior to the Date of Inventory (such party from which a full release has not been obtained, a “Restricted Party”), the Inventory acquired by Seller pursuant to its manufacturer agreement with such Restricted Party (“Restricted Inventory”) shall not be an Asset under this Agreement on the Date of Inventory; provided, however, that if, between the Date of Inventory and the Date of True-Up Inventory, Seller obtains the full release regarding Inventory from such Restricted Party, the Inventory acquired by Seller pursuant to its manufacturer agreement with such Restricted Party (“Released Inventory”) shall be an Asset under this Agreement on the Date of True-Up Inventory and subject to Sections 4(d) and 4(e) above. For the avoidance of doubt, if Seller requests a full release from a Restricted Party, and such Restricted Party rejects such request, Buyer shall have no obligation to purchase such Inventory and Seller shall immediately be permitted to return, transfer or destroy such Inventory as determined by Seller in its sole discretion.

5. REPRESENTATIONS AND WARRANTIES OF SELLER.

As of the execution of this Agreement, Seller and the Equity Holder, where applicable, hereby represent and warrant to Buyer as follows:

(a) Organization and Authorization. Equity Holder is a Florida limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida and in good standing in all other states in which Seller is required to be qualified to do business, except to the extent the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Change. Commcare is a Florida limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida and in good standing in all other states in which Seller is required to be qualified to do business, except to the extent the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Change. Acro is a Pennsylvania limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and in good standing in all other states in which Seller is required to be qualified to do business, except to the extent the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Change. Seller and Equity Holder have the requisite power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. This Agreement has been duly and validly authorized, executed, and delivered by Seller and Equity Holder and constitutes the legal, valid, and binding obligations of Seller and Equity Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles, and the discretion of courts in granting equitable remedies.

(b) Title. Except as set forth on Schedule 5(b), Seller is the sole owner of, and has good and merchantable title to all of the Assets and all the Assets are free and clear of security interests, liens and other encumbrances, except (as of the execution of this Agreement only) as set forth on Schedule 3(c).

(c) Licenses and Permits. Each Pharmacy possesses all permits, authorizations, certifications of governmental and non-governmental authorities, and licenses necessary for the operation of its Business in the Pharmacies and the same are in full force and effect, and neither a Pharmacy nor the Equity Holder have received written or, to Seller’s knowledge, oral notice of, nor is there any pending or, to Seller’s knowledge, any threatened proceeding relating to, the revision, cancellation or termination of any such permits, authorizations, certifications, or licenses.

(d) No Legal Actions. There are no (i) claims, actions, suits, labor disputes, arbitration, legal or administrative proceedings or investigations, including, without limitation, by the DEA, OIG, CMS, FDA, HRSA, applicable Board of Pharmacy or other governmental body, pending against Seller or the Equity Holder or, to Seller’s knowledge, threatened against Seller or Equity Holder, or otherwise pending or, to Seller’s knowledge, threatened with respect to (A) Seller’s operations, the Business, the Pharmacies or the Assets or (B) any parent, subsidiary or other Affiliate of Seller, or any director, member, manager, officer or employee of Seller or any such Affiliate with respect to Seller’s operations, the Business, the Pharmacies or the Assets, and, to Seller’s knowledge, no such actions, disputes, proceedings or investigations are contemplated, or (ii) judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or governmental body or agency, including, without limitation, DEA, OIG, CMS, FDA, HRSA, or applicable Board of Pharmacy, to which Seller or the Equity Holder is a party or is subject or to which the Business, the Pharmacies or any of the Assets are subject, or is otherwise pending or, to Seller’s knowledge, threatened against Seller or Equity Holder. Neither Seller nor the Equity Holder has received any written notice or, to Seller’s knowledge, oral notice of complaints filed against Seller under HIPAA or applicable patient privacy and data protection Laws and, to Seller’s knowledge, there has been no material violation of such Laws.

(e) Compliance with Laws. Seller’s conduct of its Business is in compliance in all material respects with, any and all local, state, federal, and foreign laws, statutes, ordinances, regulations, rules, codes, judgments, decisions, decrees, and orders (“Laws”). Neither Seller nor Equity Holder have received any written or, to Seller’s knowledge, oral notice or complaint to the effect that, or otherwise been advised in writing or, to Seller’s knowledge, orally that, it is not in compliance in with or it is in violation of any such Law. Seller has timely filed all material reports, registrations and statements required to be filed by it with any governmental body, and has paid all related fees and assessments due and payable, in each case with respect to the Business and the Pharmacies. None of Seller, Equity Holder, any parent, subsidiary, or other Affiliate of Seller, nor any director, member, manager, officer, or employee of Seller or any such Affiliate has been notified of, or is aware of, any inquiry, investigation or similar proceeding from any governmental body, been sanctioned, or had a sanction proposed, by any governmental body, or received or filed for any Medicare or Medicaid overpayments or other improper billings with respect to the Business or any Pharmacy. All Medicare, Medicaid and third-party reports and claims filed or required to be filed with respect to the Business and the Pharmacies have been timely filed and are complete and accurate in all material respects. Such reports and claims properly claim and disclose all required information and other required items to be disclosed for the periods covered thereby. None of Seller, Equity Holder, any parent, subsidiary or other Affiliate of Seller, nor any director, member, manager, officer or employee of Seller or any such Affiliate, has been disciplined or sanctioned, or has had a discipline or sanction proposed, by any governmental body or excluded from participation in any government healthcare payment program, including Medicare or Medicaid, nor are any of the foregoing persons aware of any pending or threatened discipline, sanction, inquiry, investigation or government action that may lead to such exclusion, fine or other remedy. Seller is in compliance with, and has submitted all reports and other information required by, all prescription monitoring programs or other similar programs maintained by governmental or regulatory authorities and is not aware of and has not received any notice of, or otherwise been advised of, any errors in any such submissions.

(f) No Violation or Conflict. Except as set forth on Schedule 5(f), neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, by Seller or Equity Holder is a violation of any provision of its articles of incorporation, organization or bylaws, or is a violation, in any material respect, of any Law, rule, regulation, order, writ, injunction, judgment, decree, contract, or other obligation to which it is a party or to which it, the Business, the Pharmacies or the Assets are subject.

(g) No Consents. Except as set forth on Schedule 5(g), no consent or approval by, or filing with, any governmental authority or any other person or entity is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby (including, without limitation, the assignment of any Assigned Contracts to Buyer).

(h) Taxes. All income and other federal, state, county, and local tax and other returns and reports required and due to be filed with respect to Seller, the Business, the Pharmacies, or the Assets have been filed, and all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever, including, without limitation, excise, sales, use, transfer, property gains, and ad valorem taxes (collectively, “Taxes”) have been paid, or adequate provision for the payment thereof has been made. Buyer will not be responsible for, and Buyer specifically assumes no obligations to pay, any Taxes or withhold any Taxes or any other similar liability or obligation of Seller. Seller is not in default of the payment of any Taxes due or payable or of any assessments received in respect thereof and Seller has not waived any statute of limitations in connection with, or granted any extension of a period for the assessment of, any Tax which remains in effect. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445.2.

(i) Prescriptions; Seller’s Rx Data. The prescriptions filled with respect to the Business at the Pharmacies have arisen from bona fide, legal transactions. Seller’s Rx Data has been accessed, collected, compiled, disclosed, maintained, and stored in compliance in all material respects with any and all local, state, federal, and foreign Laws, statutes, ordinances, regulations, rules, codes, decisions, decrees, and orders, and are consistent with industry standards and clinical guidelines applicable to pharmacists and licensed prescribers. To Seller’s knowledge, Seller’s Rx Data is accurate in all material respects. Except as set forth on Schedule 5(i), none of the prescriptions filled with respect to the Business conducted at the Pharmacies result from any Non-standard Business. As used in this Agreement, “Non-standard Business” means (A) compounding, including both sterile and non-sterile compounding, (B) filling prescriptions that involve any unique, customized or non-standard packaging, including prescriptions filled for patients in assisted or independent living facilities, nursing homes, hospice facilities, or other long-term care facilities, (C) any business conducted pursuant to Section 340B of the Public Health Service Act, (D) any non-prescription business (including durable medical equipment) done through the pharmacy computer and included in the prescription count, (E) any prescriptions filled pursuant to any contract, agreement or understanding (other than a standard contract agreement or understanding with any third party payor or government payor providing health care coverage to individuals), or (F) any other business outside the scope of a customary specialty pharmacy.

(j) [Intentionally Deleted].

(k) Third Party Payors and Providers. Attached hereto as Schedule 5(k) is a complete and correct list of Seller’s third party prescription payors and providers for the one (1) year period ending April 30, 2019, with bin numbers, processor numbers, and volumes by plan (with time frame referenced, i.e., 1 year, 90 days, etc.), for the Pharmacies and otherwise with respect to the Business. Seller acknowledges that Buyer maintains relationships with several third party payors and providers and that such relationships may change from time to time without notice. Seller further acknowledges that it did not rely on the continuation of Buyer’s current relationship with any third party payor or provider when entering into this Agreement.

(l) Prohibited Persons and Transactions. None of Seller and the Equity Holder (i) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and (ii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

(m) No Other Pharmacies. Except for the Pharmacies and FFF (as defined below), there are no drug stores or pharmacies (retail, specialty or otherwise) owned, in whole or in part, directly or indirectly, by Seller, Equity Holder, or any parent, subsidiary or other Affiliate of Seller or Equity Holder.

(n) [Intentionally Deleted]

(o) Assigned Contracts. Each of the Assigned Contracts is in full force and effect and neither Seller nor, to Seller’s knowledge, the other party(ies) thereto is in material breach of or default under such contract, and no event has occurred which, with notice, lapse of time, or both, would reasonably be expected to constitute a breach or default by Seller or, to Seller’s knowledge, any counterparty thereunder. Seller has provided Buyer with complete and correct copies of the Assigned Contracts, including, without limitation, all amendments, modifications and supplements thereto, including, in the case of any oral Assigned Contracts, complete and accurate written summaries of the terms thereof. Assuming all applicable consents identified on Schedule 5(g) are received, no Assigned Contract is terminable or cancellable as a result of the consummation of the transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to obtain the consents, waivers and approvals set forth on Schedule 5(g). As of the date of this Agreement, (i) Seller has not received any written notice of termination or non-renewal of any Assigned Contract and (ii) to Seller’s knowledge, there is no threat of termination or non-renewal of any Assigned Contract.

(p) Ownership. Equity Holder owns one hundred percent (100%) of the outstanding membership interests of Commcare, free and clear of any lien or other encumbrance (other than applicable securities Laws and unsecured liens in connection with credit facilities to which Seller’s Affiliates are party). Equity Holder owns one hundred percent (100%) of the outstanding membership interests of Acro, free and clear of any lien or other encumbrance (other than applicable securities Laws and unsecured liens in connection with credit facilities to which Seller’s Affiliates are party). There are no options, warrants, calls, rights, agreements, arrangements or undertakings of any kind (contingent or otherwise) obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of stock, membership interests, partnership interests or any other securities of Seller. Schedule 5(p) sets forth a complete and correct list of all direct and indirect subsidiaries (including, without limitation, any joint ventures) of Equity Holder, together with percentage interests in such subsidiaries. Premier Specialty Pharmacy Solutions, LLC, a wholly-owned subsidiary of Equity Holder, has no material assets or liabilities, and will be in the process of being dissolved at or prior to Closing.

(q) Employees; Labor Matters.

(i) Seller has complied and is in compliance with, in all respects, applicable legal requirements pertaining to the Title VII of Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act of 1973, the Family Medical Leave Act (“FMLA”), the Fair Labor Standards Act, the Occupational Safety and Health Act, the WARN Act, the National Labor Relations Act or any other Law concerning the employment of labor, including but not limited to those relating to wages, benefits, hours, accommodations, collective bargaining, discrimination, drug testing, polygraphs, harassment, retaliation or wrongful discharge, or requiring leave or other accommodation or otherwise regarding terms and conditions of termination from employment, worker’s compensation, immigration, plant closings and unemployment compensation, and there are no claims, causes of action, charges, suits, complaints, administrative proceedings, arbitrations, material labor grievances, or government investigations or proceedings, pending or, to the knowledge of Seller or Equity Holder, threatened against Seller in connection therewith. Seller has not received notice of, nor does Seller or Equity Holder have knowledge of any matter that could reasonably form the basis for, any such claims. There are no collective bargaining agreements covering any employees of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller.

(ii) Each written or verbal “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is or is required to be maintained, administered or contributed to by Seller, Seller’s Business or any entity that would be deemed an ERISA Affiliate of either Seller or Seller’s Business under ERISA or the Internal Revenue Code (an “ERISA Affiliate”) or with respect to which Seller, Seller’s Business or an ERISA Affiliate is or has been obligated at any time during the six (6) years preceding the date hereof in any manner whatsoever (each a “Benefit Plan”) that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a determination letter or is subject to an opinion (or similar) letter to that effect from the Internal Revenue Service, and no circumstances exist which would reasonably be expected to adversely affect such qualification. Each Benefit Plan is in compliance in all material respects with all applicable Laws. No Benefit Plan is a defined benefit plan, a multiemployer plan, a multiple employer plan, or a multiple employer welfare arrangement, and neither Seller nor Seller’s Business nor any ERISA Affiliate has or would reasonably be expected to have any withdrawal liability, contingent or otherwise, under Title IV of ERISA. No Benefit Plan provides for post-employment health or welfare benefits, other than as required under COBRA. Neither the execution or delivery of this Agreement nor the consummation of the transaction contemplated herein shall result in any payment that, alone or aggregated with any other payment(s) made at any time whatsoever, could constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Internal Revenue Code.

(r) Insurance. Seller is insured with responsible insurers (including, without limitation, general liability insurance coverage and Causes of Loss-Special Form insurance covering the Assets) against risks normally insured against by similar businesses under similar circumstances.

(s) Intellectual Property. Schedule 5(s) sets forth all registered patents, trademarks, domain names, and copyrights (and all applications related thereto) included in the Transferred Intellectual Property which is related to or used in the conduct of the Business. Seller owns or possesses all right, title and interest in and to each item of Transferred Intellectual Property set forth on Schedule 5(s). Upon consummation of the Closing, Buyer shall own or possess sufficient rights to use each item of Transferred Intellectual Property, free and clear of any Liens. The rights of Seller in such Transferred Intellectual Property are valid, effective and enforceable and, to the Knowledge of Seller, upon consummation of the Closing, the rights of Buyer in such Transferred Intellectual Property will be valid, effective and enforceable. Any and all renewal and maintenance fees, annuities or other fees payable to any person to maintain the registered Transferred Intellectual Property as active and due prior to the Closing have been paid in full. Seller has not received notice that the operation of the Business, as conducted by Seller, infringes the intellectual property rights of any person with respect to the Transferred Intellectual Property. No action by any person or entity contesting the validity, enforceability, use, registration or ownership of any Transferred Intellectual Property is pending or, to the Knowledge of Seller, is threatened. Except as set forth on Schedule 5(s), to the Knowledge of Seller, no person or entity is violating, misappropriating or infringing any Transferred Intellectual Property.

(t) Disclosure. Neither this Agreement nor any of the schedules or exhibits hereto contains or will contain when delivered at the Closing any untrue statement by Seller of a material fact or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading as of the date made or deemed made.

6. REPRESENTATIONS AND WARRANTIES OF BUYER.

As of the execution of this Agreement, Buyer hereby represents and warrants to Sellers and the Equity Holder as follows:

(a) Organization and Authorization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Rhode Island and in good standing in all other states in which Buyer conducts its business. Buyer has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly authorized, executed, and delivered by Buyer and constitutes the legal, valid, and binding obligations of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles, and the discretion of courts in granting equitable remedies.

(b) Licenses and Permits. Buyer possesses all permits, authorizations, certifications of governmental and non-governmental authorities, and licenses necessary to purchase, assume, maintain and hold the Assets. Buyer has set forth on Schedule 6(b) the licensure, registration and related information regarding Buyer, which is true and correct.

(c) No Violation or Conflict. Neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, by Buyer is a violation of any provision of its articles of incorporation, organization or bylaws, or any Law, rule, regulation, order, writ, injunction, judgment, decree, contract, or other obligation to which it is a party or to which Buyer or its assets are subject. No action, dispute, proceeding or investigation is pending or, to Buyer’s actual knowledge, threatened, against Buyer that would adversely affect the performance by Buyer under this Agreement or the transactions contemplated by this Agreement. Buyer is not party or subject to the provisions of any judgment, decree, order, writ, injunction, ruling or decision (an “Order”) of any governmental authority that would adversely affect the performance by Buyer under this Agreement or the transactions contemplated by this Agreement.

(d) No Consents. Except as set forth on Schedule 6(d), no consent or approval by, or filing with, any governmental authority or any other person or entity is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

(e) Independent Investigation. Buyer (i) has conducted an independent investigation of Seller and the Business and its operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and entering into this Agreement and (ii) has relied solely on the results of said investigation and on the representations and warranties of Seller and Equity Holder set forth in this Agreement (including the information set forth in the Disclosure Schedules).

(f) Disclosure. Neither this Agreement nor any of the schedules or exhibits hereto contains or will contain when delivered at the Closing any untrue statement by Buyer of a material fact or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading as of the date made or deemed made.

(g) Sufficiency of Funds. Buyer has the financial capacity to consummate the transactions and make all payments contemplated by this Agreement.

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

It is agreed that the obligations of Buyer under this Agreement are strictly contingent upon and subject to the satisfaction of each of the following conditions precedent on or before the Date of Inventory (or other date expressly set forth below), unless explicitly waived by Buyer in writing:

(a) Closing Certifications. Seller will have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Date of Inventory as though made on the Date of Inventory (other than representations and warranties that address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), except to the extent required by this Agreement.

(b) No Material Adverse Change. Since the date of this Agreement, there will not have been any Material Adverse Change.

(c) Closing Deliverables. Buyer will have received the following:

(i) Prior to the Date of Inventory (but to be dated and effective as of the Closing), a fully executed Bill of Sale in the form attached hereto as Exhibit A;

(ii) Prior to the Date of Inventory (but to be dated and effective as of the Closing), the Closing Statement with respect to the Closing Payment in the form attached hereto as Exhibit B executed by Seller;

(iii) Prior to the Date of Inventory, a properly completed IRS Form W-9 for Seller;

(iv) Prior to the Date of Inventory, the wiring instructions to the account of Seller, in form acceptable to Buyer;

(v) Prior to the Date of Inventory, the updated creditor list and all Lien Release Documentation required pursuant to the terms of Section 4(f) hereof;

(vi) Prior to the Date of Inventory (but to be dated and effective as of the Closing), an assignment and assumption agreement with respect to the Assigned Contracts, in form and substance reasonably acceptable to Buyer, executed by Seller;

(vii) Prior to the Date of Inventory, copies of all consents set forth on Schedule 7(c)(vii);

(viii) Prior to the Date of Inventory, a certificate, duly executed by an authorized officer of Seller, certifying that Seller has satisfied the conditions set forth in Sections 7(a) and 7(b) (the “Compliance Certificate”);

(ix) Prior to the Date of Inventory, a certificate of good standing from each jurisdiction where Seller has been incorporated, which such certificate of good standing shall be dated no more than ten (10) days prior to the Date of Inventory;

(x) Prior to the Date of Inventory (but to be dated and effective as of the Closing), the Escrow Agreement in the form attached hereto as Exhibit C executed by the Seller (or its designated representative) and the Escrow Agent;

(xi) Seller shall have provided to Buyer the following with respect to the Transferred Intellectual Property: (1) an intellectual property assignment agreement in the form attached hereto as Exhibit D, duly executed by Seller and Equity Holder, (2) all codes with respect to the domain name(s) transferred to Buyer pursuant to the foregoing assignment of domain name(s), (3) original certificates or certified copies of the originals issued by the PTO with respect to marks that are Transferred Intellectual Property, and (4) the Acro Registration Certificate; and

(xii) Such other documents, instruments or certificates required to be delivered in connection with Seller’s obligations under this Agreement.

(d) Completion of Inventory. The physical inventory count and valuation of the Inventory referenced in Section 4(c) shall have been completed.

(e) No Governmental Order. No provision of any applicable Law or governmental order, judgment, decree or ruling shall prohibit the consummation of the transactions contemplated hereby.

In the event that any of the foregoing conditions precedent to Buyer’s obligations hereunder shall have failed to occur on or before the Date of Inventory (as the same may be extended) or such earlier date as set forth herein, Buyer may, at its option and without limiting its other rights and remedies hereunder, at Law or in equity, explicitly waive in writing any such condition or terminate this Agreement by giving written notice to Seller.

8. CONDITIONS PRECEDENT TO SELLERS’ AND EQUITY HOLDER’S OBLIGATION TO CLOSE.

It is agreed that the obligations of Seller and Equity Holder under this Agreement are strictly contingent upon and subject to the satisfaction of each of the following conditions precedent on or before the Date of Inventory (or other date expressly set forth below), unless explicitly waived by Equity Holder (on behalf of itself and Seller) in writing:

(a) Closing Certifications. Buyer will have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing and each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Date of Inventory as though made on the Date of Inventory (other than representations and warranties that address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), except to the extent required by this Agreement.

(b) Closing Deliverables. Equity Holder and Seller will have received the following:

(i) Prior to the Date of Inventory (but to be dated and effective as of the Closing), the Closing Statement in the form attached hereto as Exhibit B executed by the Buyer;

(ii) Prior to the Date of Inventory (but to be dated and effective as of the Closing), executed assignment and assumption agreement with respect to the Assigned Contracts, in form and substance reasonably acceptable to Equity Holder, executed by the Buyer;

(iii) Prior to the Date of Inventory, a certificate, duly executed by an authorized officer of Buyer, certifying that Seller has satisfied the conditions set forth in Section 8(a);

(iv) Prior to the Date of Inventory (but to be dated and effective as of the Closing), the Escrow Agreement in the form attached hereto as Exhibit C executed by the Buyer and the Escrow Agent;

(v) An amount of cash equal to the Closing Payment, less the Holdback Amount, Seller’s portion of the fee due to the Escrow Agent, and any amounts paid directly to Seller’s secured creditors, provided that Buyer shall have no requirement to pay any amount due hereunder prior to the satisfaction or waiver of the conditions precedent set forth in Section 7 hereof;

(vi) Prior to the Date of Inventory, a certificate of good standing from the jurisdiction where Buyer has been incorporated, which such certificate of good standing shall be dated no more than ten (10) days prior to the Date of Inventory; and

(vii) Such other documents, instruments or certificates required to be delivered in connection with Buyer’s obligations under this Agreement.

(c) Holdback Amount. Buyer shall have deposited with the Escrow Agent the fee due to the Escrow Agent and an amount equal to the Holdback Amount by wire transfer in immediately available funds to be held pursuant to the terms of the Escrow Agreement.

(d) No Governmental Order. No provision of any applicable Law or governmental order, judgment, decree or ruling shall prohibit the consummation of the transactions contemplated hereby.

In the event that any of the foregoing conditions precedent to Seller’s and Equity Holder’s obligations hereunder shall have failed to occur on or before the Date of Inventory (as the same may be extended) or such earlier date as set forth herein, Equity Holder (on behalf of itself and Seller) may, at its option and without limiting its other rights and remedies hereunder, at Law or in equity, explicitly waive in writing any such condition or terminate this Agreement by giving written notice to Buyer.

9. NON-COMPETITION COVENANTS.

(a) For a period of five (5) years commencing on the Date of Inventory (the “Restricted Period”), Premier, the Equity Holder and Seller, each on behalf of itself and its direct and indirect parents, subsidiaries, and other Affiliates, agrees that it will not, individually or collectively, directly or indirectly (through itself or one or more intermediaries):

(i) engage in the Specialty Pharmacy Business (as defined below) anywhere within the United States (the “Specialty Restricted Territory”), which shall include without limitation (except as permitted in Section 9(d) below) (A) owning or controlling any interest in, (B) participating in, acting as a partner, lessor, member, joint venturer, investor, advisor, consultant, officer, employee, independent contractor, manager of, to or with, or (C) making any investment (whether equity, debt or otherwise) in, lending or otherwise providing any credit, money or assets to, or providing any guaranty or other financial assistance to, any person or entity that is engaged in the Specialty Pharmacy Business in the Specialty Restricted Territory, including, but not limited to: (x) a person or entity engaged in the Specialty Pharmacy Business in the Specialty Restricted Territory; or (y) a person or entity located outside of the Specialty Restricted Territory that is engaged in the Specialty Pharmacy Business in or into the Specialty Restricted Territory;

(ii) hire, engage, employ or interfere with the employment of, or attempt to hire, engage, employ or interfere with the employment of, either directly or indirectly, the Identified Employees or any other employees of Buyer or any Affiliates of Buyer engaged in the Specialty Pharmacy Business in the Specialty Restricted Territory, or induce or attempt to induce, either directly or indirectly, any of them to leave the employ of Buyer or any Affiliate, or violate the terms of his or her contract with Buyer or any Affiliate; provided, that (A) nothing in this Section 9(a)(ii) shall prevent any person or entity from making a general solicitation which is not directed specifically to any of the employees of Buyer or any Affiliates of Buyer engaged in the Specialty Pharmacy Business in the Specialty Restricted Territory), and (B) the continued employment of a Breaching Identified Individual by Seller or their Affiliates until July 31, 2019 shall not be a violation of this Section 9(a)(ii); or

(iii) call upon, solicit, advise or otherwise engage or attempt to engage in the Specialty Pharmacy Business with any clients, suppliers, customers or accounts of the Specialty Pharmacy Business of Buyer or any Affiliate in the Specialty Restricted Territory, or intentionally take away or interfere or attempt to intentionally take away or interfere with any custom, trade, business or patronage of the Specialty Pharmacy Business of Buyer or any Affiliate in the Specialty Restricted Territory.

“Specialty Pharmacy Business” shall mean the business of dispensing Specialty Drugs to patients (including, without limitation, at open-door locations, through mail or other delivery).

“Specialty Drugs” shall mean any medication listed on Schedule 9(a).

(b) Consideration. Premier, Seller and Equity Holder each acknowledge that it will receive substantial benefit from the purchase of the Assets hereunder and said purchase of the Assets hereunder shall be deemed to be good and sufficient consideration for the covenants set forth herein. Premier, Seller and Equity Holder each acknowledge and agree that the foregoing covenants are a material inducement to Buyer to enter into this Agreement, and Buyer is doing so in reliance upon Premier, Seller and the Equity Holder agreeing to be bound by such covenants.

(c) Remedies. Premier, Seller and Equity Holder hereby agree that if any Premier, Equity Holder, Seller, or any of their respective parents, subsidiaries, or other Affiliates shall breach the provisions of this Section 9, such breach will cause irreparable damage to Buyer for which an adequate monetary remedy may not exist, and in the event of such breach Buyer shall have available all its right and remedies at Law or in equity, including, without limitation, the right to injunctive relief.

(d) Exceptions to Section 9(a). Notwithstanding anything in Section 9(a) to the contrary,

(i) (A) the continued provision by Premier, Equity Holder, Seller and their respective Affiliates of group purchasing organization services and activities, including without limitation, entering into group purchasing contracts with companies that own, operate, manage, lease to, assist or otherwise materially support Specialty Pharmacy Businesses or other pharmacy businesses, (B) the ownership, increased ownership and operation of ProvideGx, LLC or other companies, so long as the business thereof, or the business of any person or entity in which ProvideGx LLC or such other companies owns any equity, does not include activities beyond manufacturing or sub-contracting the manufacture of generic drugs, (C) the continued engagement by Premier, Equity Holder, Seller and their respective Affiliates in a commercial relationship with FFF in the ordinary course consistent with prior practice, which commercial relationship is described on Schedule 9(d)(i)(A), as well as financing of FFF, (D) the engagement of Premier, Equity Holder, Seller and their respective Affiliates in any pharmacy advisory or consulting services, including pharmacy outsourcing profitability analyses support, to the extent such outsourcing analyses or advisory or consulting services do not include advice regarding the establishment of a new Specialty Pharmacy Business (except as set forth on Schedule 9(d)(i)(D)), and (E) actions taken to comply with the obligations of the Equity Holder and the Seller under this Agreement (including the receipt and transfer of the 340B Replenishment and Released Inventory)

(collectively, the “Retained Business”) shall not be a violation of Section 9(a)(i) or Section 9(a)(iii), provided that Premier, Equity Holder, Seller and their Affiliates and shall not, through the Retained Business or otherwise (except as permitted in Section 9(d)(ii) or Section 9(d)(iv) below), dispense Specialty Drugs directly to patients within the Specialty Restricted Territory (including, without limitation, at open-door locations, through mail or other delivery).

(ii) FFF Enterprises, Inc. or its subsidiaries (collectively, “FFF”), an unconsolidated Affiliate of Seller, shall be permitted to continue to dispense specialty drugs directly to patients while neither Premier, Equity Holder, Seller, nor any Affiliate of Premier, Equity Holder or Seller (excluding FFF) has Operational Control of FFF (a “FFF Operational Change”), provided that, during the Restricted Period, (A) Premier, Equity Holder, Seller and its Affiliates do not affirmatively encourage an expansion of FFF’s business into areas that are competitive with Buyer’s Specialty Pharmacy Business in the Specialty Restricted Territory, and (B) in the event of, and during the duration of, the FFF Operational Change, Premier, Equity Holder, Seller or an Affiliate of Premier, Equity Holder or Seller shall provide notice of such FFF Operational Change to Buyer and Buyer shall have a “Right of First Offer” regarding FFF pursuant to the provisions set forth in Section 9(d)(iii). In the event Buyer does not acquire FFF in connection with its Right of First Offer, FFF shall be permitted to continue to operate such Specialty Pharmacy Business, provided that, during the Restricted Period, FFF (I) shall not expand such Specialty Pharmacy Business into areas that are competitive with Buyer’s Specialty Pharmacy Business in the Specialty Restricted Territory, and (II) following the date that is 365 days after the FFF Operational Change, shall comply with the terms of Section 9(a) in all respects except that the definition of “Specialty Drugs” shall be revised, for this purpose only, to include only the NDCs set forth on Schedule 9(d)(ii) (the “FFF Operational Change Restrictions”); provided, that, the acquisition of additional equity or other contractual rights in FFF shall not be a violation of Section 9(a)(ii), provided that Premier, Equity Holder, Seller and their respective Affiliates comply in all other respects with the other provisions of Section 9(a)(ii). The obligations of Premier, Equity Holder, Seller and their respective Affiliates under this Section 9(d)(ii) shall be subject to any limitations and restrictions required by, and Premier, Equity Holder, Seller and their respective Affiliates shall not be required to take, or omit to take, any actions that violate, fiduciary obligations of Premier, Equity Holder, Seller and their respective Affiliates to FFF and the other shareholders of FFF, under applicable Law, based on the advice of counsel. For purposes of this provision, “Operational Control of FFF” means the power to direct or cause the direction of the day-to-day operation and management of FFF, whether through the ownership of equity, contract or otherwise, without the prior consent or waiver of a person or entity that is not an Affiliate of Premier, Equity Holder or Seller.

(iii) In the event that Premier, Equity Holder, Seller or an Affiliate of Premier, Equity Holder or Seller provides notice of an FFF Operational Change to Buyer, for a period of thirty (30) days after the date of such notice to Buyer of an FFF Operational Change (such period, the “Review Period”), Buyer shall have a right of first offer to acquire all, but not less than all, of the equity of FFF held by Premier, Equity Holder, Seller or an Affiliate of Premier, Equity Holder or Seller (the “FFF Seller”) or an acquisition of all, but not less than all, of the assets of FFF (an “Acquisition”). During the Review Period, subject to a confidentiality agreement mutually acceptable to the FFF Seller and Buyer, the FFF Seller shall provide Buyer reasonable access to facilities, personnel, management, documents and other information relating to FFF, and its business and products to enable Buyer to conduct a due diligence investigation customary in an acquisition context. During the Review Period, Buyer may, in its sole discretion, notify the FFF Seller in writing whether it elects to propose an Acquisition, and if it so elects, the terms on which Buyer is proposing to make the Acquisition, which shall include, at a minimum, terms with respect to price, form of consideration, the extent of the parties’ indemnity obligations and whether an escrow would be required to satisfy indemnity claims, anticipated timing of closing and any other material covenants and conditions (an “Acquisition Proposal”). The FFF Seller shall have thirty (30) days from receipt of the Acquisition Proposal to notify Buyer in writing whether it accepts the Acquisition Proposal. If FFF Seller accepts the offer, the parties will negotiate in good faith to execute definitive agreements for the acquisition of FFF on mutually acceptable terms. If the FFF Seller declines the Acquisition Proposal, or if Buyer and FFF Seller are unable, after negotiating in good faith for a period of at least sixty (60) days, to execute definitive agreements mutually acceptable to Buyer and FFF Seller (either such event, a “Non-Agreement Event”), then the FFF Seller may sell the equity or assets of FFF to a third party, provided that any such third party sale that is consummated within the three hundred sixty-five (365) day period after a Non-Agreement Event must be on terms that are no less favorable in the aggregate to the FFF Seller than those that were in the Acquisition Proposal. For the avoidance of doubt, the FFF Seller and FFF shall have no obligation to accept the Acquisition Proposal. Subject to Buyer’s rights as set forth in the foregoing, during the Review Period nothing herein shall prevent Seller, FFF or their respective Affiliates or representatives from engaging in negotiations, discussions or sharing of information with any potential acquirer, potential investor, or any other person or entity related to an acquisition or other transaction or any other matters regarding FFF.

(iv) Notwithstanding anything to the contrary in this Agreement, nothing in Section 9 will prohibit Premier, Equity Holder, Seller and their respective Affiliates from (A) the passive ownership by Premier, Equity Holder, Seller or their respective Affiliates of 2% or less of the outstanding equity securities of any company listed on any publically traded securities exchange within or outside the United States, regardless of the business in which such company is engaged or (B) acquiring any business or entity that has a subsidiary, division, group, franchise or segment that derives sales or revenues from the Specialty Pharmacy Business in the Specialty Restricted Territory (such portion of the acquired Specialty Pharmacy Business in the Specialty Restricted Territory, the “Competing Business”); provided, however, that if such Competing Business is acquired by Premier, Equity Holder, Seller or their Affiliates during the Restricted Period, Premier, Equity Holder, Seller or their respective Affiliates shall within ten (10) Business Days after the acquisition provide notice of such acquisition of a Competing Business to Buyer (such notice, a “Competing Business Notice”) and Buyer shall have a “Right of First Offer” regarding such Competing Business pursuant to the provisions set forth in Section 9(d)(v).

(v) In the event that Premier, Equity Holder, Seller or an Affiliate of Premier, Equity Holder or Seller provides a Competing Business Notice to Buyer, for a period of thirty (30) days after the date of such Competing Business Notice to Buyer (such period, the “Competing Business Review Period”), Buyer shall have a right of first offer to acquire all, but not less than all, of the assets or, if applicable, equity of the Competing Business (a “Competing Business Acquisition”). During the Competing Business Review Period, subject to a confidentiality agreement mutually acceptable to the Seller and Buyer, Seller shall provide Buyer reasonable access to facilities, personnel, management, documents and other information relating to the

Competing Business to enable Buyer to conduct a due diligence investigation customary in an acquisition context. During the Competing Business Review Period, Buyer may, in its sole discretion, notify Seller in writing whether it elects to propose a Competing Business Acquisition, and if it so elects, the terms on which Buyer is proposing to make the Competing Business Acquisition, which shall include, at a minimum, terms with respect to price, form of consideration, the extent of the parties’ indemnity obligations and whether an escrow would be required to satisfy indemnity claims, anticipated timing of closing and any other material covenants and conditions (a “Competing Business Acquisition Proposal”). Seller shall have thirty (30) days from receipt of the Competing Business Acquisition Proposal to notify Buyer in writing whether it accepts the Competing Business Acquisition Proposal. If Seller accepts the offer, the parties will negotiate in good faith to execute definitive agreements for the acquisition of the Competing Business on mutually acceptable terms. If Seller declines the Competing Business Acquisition Proposal, or if Buyer and Seller are unable, after negotiating in good faith for a period of at least sixty (60) days, to execute definitive agreements mutually acceptable to Buyer and Seller (either such event, a “Competing Business Non-Agreement Event”), Premier, Equity Holder, Seller or their respective Affiliates, as the case may be, shall as soon as reasonably practicable after the Competing Business Non-Agreement Event wind down entirely any and all aspects of the Competing Business engaged in the Specialty Pharmacy Business in the Specialty Restricted Territory or divest itself of the Competing Business engaged in the Specialty Pharmacy Business in the Specialty Restricted Territory on terms that are no less favorable in the aggregate than those that were in the Competing Business Acquisition Proposal. For the avoidance of doubt, the Premier, Equity Holder, Seller and their respective Affiliates shall have no obligation to accept the Acquisition Proposal. Subject to Buyer’s rights as set forth in the foregoing, during the Competing Business Review Period nothing herein shall prevent Premier, Equity Holder, Seller or their respective Affiliates or representatives from engaging in negotiations, discussions or sharing of information with any potential acquirer, potential investor, or any other person or entity related to an acquisition or other transaction or any other matters regarding the Competing Business.

(vi) In order to ensure compliance with the terms of this Section 9, but subject to applicable Laws, during the Restricted Period, in the event of, and during the duration of, the FFF Operational Change, Premier shall, at any time following the date of the FFF Operational Change, upon Buyer’s request, certify to Buyer in writing that FFF is complying with the terms of this Section 9.

The terms and provisions of this Section 9 shall survive the Closing.

10. ACCESS TO INFORMATION.

(a) PHI. After the Date of Inventory, Buyer shall make the Protected Health Information (as defined hereinafter) that is part of Seller’s Rx Data available for access to patients and disclosure to other authorized third (3rd) parties in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (Pub. L. No. 111-5) (the “HITECH Act”) and the federal regulations (“HIPAA Rules”) published at 45 CFR parts 160 and 164 and any applicable state privacy and security Laws regarding individually identifiable health information and other applicable Laws. For the purposes of this Agreement, Protected Health Information shall have the same meaning as such term is defined in 45 CFR 160.103. Seller acknowledges and agrees that notwithstanding the foregoing, Buyer shall not assume any legal obligations or liabilities of Seller under the HIPAA Rules relating to any uses and disclosures of Protected Health Information made prior to the Date of Inventory (other than any such use or disclosure of Protected Health Information by Buyer or its subsidiaries or other Affiliates, or their respective directors, members, managers, officers, employees and agents, in connection with the Protected Health Information provided by Sellers or Equity Holder or their representatives pursuant to this Agreement or in contemplated of the transactions contemplated by this Agreement (“Buyer Disclosures”)). All inquiries, including those relating to patient rights or Seller’s obligations under the HIPAA Rules relating to any uses and disclosures of Protected Health Information made prior to the Date of Inventory shall be forwarded to Seller or its designated agent for handling. For a period of six (6) years after the Date of Inventory, Seller shall maintain a designated point of contact and provide written notice to Buyer of the postal address of such designated point of contact (including updated written notice within five (5) Business Days should such address or such designated point of contact change).

(b) Seller’s Rx Data. Seller shall retain copies of Seller’s Rx Data transferred to Buyer pursuant to this Agreement to the extent required by, and in accordance with, applicable Law or data retention policies of Equity Holder. Following the Closing, Seller and Buyer each shall preserve in accordance with the applicable record keeping requirements and regulations of Medicare, Medicaid, the FDA, the DEA and state pharmacy boards in jurisdictions that Seller and Buyer conduct business all records possessed by such party relating to the Business prior to the Closing. Notwithstanding anything herein to the contrary, after Closing, Buyer shall be the custodian of Seller’s Rx Data transferred to Buyer under this Agreement. To the extent permitted in accordance with the HIPAA Rules and other applicable Laws, Buyer hereby agrees to make available to Seller, in a form reasonably determined by Buyer, copies of Seller’s Rx Data transferred to Buyer pursuant to this Agreement if, after a Closing and for a legitimate business reason (e.g., as required by Law), Seller requires copies of such Seller’s Rx Data. To the extent Seller retains or is given access to Seller’s Rx Data, Seller agrees to hold all such documentation and information in confidence and to take commercially reasonable measures to prevent any unauthorized disclosures thereof. Seller further agrees that it will not use Seller’s Rx Data for any purposes after the Closing except as required by Law, in connection with pending litigation or any audit of Seller or the Pharmacy, the resolution of third party claims, or reconciling accounts for DIR fees or any other amounts due or that may become due from Seller to Medicare, Medicaid, any other health care reimbursement or payment intermediary, or other third-party payors in connection with Seller’s conduct of the business of the Pharmacies. Without limiting the foregoing, neither Seller nor any of its Affiliates will solicit, whether by mail, internet or any other means, any of the patients whose records are being transferred to Buyer pursuant to this Agreement. In the event that Seller is requested or required by Law, subpoena, court order, or other similar legal process to disclose all or any portion of Seller’s Rx Data transferred to Buyer pursuant to this Agreement, Seller may make such disclosure, provided it will, to the extent legally permissible, provide Buyer with prompt written notice thereof.

The terms and provisions of this Section 10 shall survive the Closing.

11. TERMINATION

(a) Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time before the Closing occurs:

(i) by the mutual written consent of the Equity Holder (on behalf of itself and Seller) and Buyer;

(ii) by Buyer or the Equity Holder (on behalf of itself and the Seller), if any governmental authority shall have issued an Order or taken any other action (which Order or other action the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or making the transactions contemplated by this Agreement illegal and such Order shall have become final and non-appealable;

(iii) by the Equity Holder (on behalf of itself and the Seller), if neither the Equity Holder nor Seller is in material breach of its obligations under this Agreement and there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Equity Holder or Seller at the Closing and such violation or breach has not been waived by the Equity Holder (on behalf of itself and the Seller) or cured by Buyer within ten (10) Business Days after receipt by Buyer of written notice thereof by the Equity Holder;

(iv) by Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a material violation or breach by the Equity Holder or Seller of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or cured by the Equity Holder or the Seller, as appropriate, within ten (10) Business Days after receipt by the Equity Holder of written notice thereof from Buyer; or

(v) by Buyer or the Equity Holder (on behalf of itself and the Seller), if the transactions contemplated by this Agreement have not been consummated on or prior to June 7, 2019; provided, however, that the right to terminate this Agreement under this Section 11(a)(v) shall not be available to (A) the Equity Holder and the Seller, if the action or failure to act of the Equity Holder or Seller has been a principal cause of or resulted in, or (ii) Buyer, if the action or failure to act of Buyer has been a principal cause of or resulted in, the failure of the transactions contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

(b) Effect of Termination. In the event of the termination of this Agreement as provided in Section 11(a) hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto, except for intentional misrepresentation or fraud or for liabilities with respect to any prior breach; provided, that the agreements contained in this Section 11(b) Section 18 and Section 19 shall survive the termination of this Agreement; and provided further that the confidentiality and non-solicitation provisions (other than with respect to the Identified Employees and other employees identified in writing by Seller) of that certain Confidentiality Agreement, dated as of July 10, 2018, by and among CVS Pharmacy, Inc., Premier Healthcare Solutions, Inc., and Premier Supply Chain Improvement, Inc. (the “Confidentiality Agreement”) shall remain in full force and effect. A party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such party may have. For the avoidance of doubt, with respect to Buyer or its Affiliates, Seller, Equity Holder and their respective Affiliates will promptly after the Closing release employees of the Business from any non-solicitation restrictions in the Confidentiality Agreement, and any other non-solicitation restrictions imposed on employees of the Business by Seller, Equity Holder, or their respective Affiliates, once such employees of the Business have satisfied their post-Closing obligations to Seller, Equity Holder and their Affiliates for the period of time reasonably required to complete the shutdown of the Business; provided, that, notwithstanding the immediately preceding provision, Seller, Equity Holder and their respective Affiliates will waive the non-solicitation restrictions imposed on sales employees of the Business and the Identified Employees as of the Closing. Seller, Equity Holder and their respective Affiliates will promptly after the Closing waive or release any non-solicitation restrictions in the Confidentiality Agreement that would restrict or prohibit Buyer from engaging in employment discussions with the Identified Employees or other employees of the Business.

12. BUYER’S INDEMNIFICATION OBLIGATION.

Buyer shall indemnify and defend Seller and Equity Holder, their subsidiaries and other Affiliates, and each of their respective directors, members, managers, officers, employees and agents (each, a “Seller Indemnified Party”) and hold the Seller Indemnified Parties harmless, from and against any and all losses, costs, expenses, claims, damages, liabilities, actions, proceedings, investigations, injunctions, judgments, orders, rulings, fines (and interest and penalties, if any) (collectively, “Losses”), including, without limitation, court costs and reasonable attorney’s fees, arising out of or resulting from (i) any breach of any representation or warranty of Buyer contained in or given in writing pursuant to this Agreement or in any other agreement or instrument delivered in connection herewith, (ii) any breach or nonfulfillment by Buyer of any covenant or obligation contained in this Agreement or in any other agreement or instrument delivered in connection herewith, or (iii) Buyer’s ownership, possession or use of the Assets or operations relating thereto after the Date of Inventory, including, without limitation, the Assumed Liabilities and claims or actions brought against Seller under any of the Assigned Contracts based on events, acts or omissions of Buyer or its Affiliates which occurred after the Date of Inventory. The terms and provisions of this Section 12 shall survive the Closing.

13. SELLER’S INDEMNIFICATION OBLIGATION.

Seller and Equity Holder shall jointly and severally indemnify and defend Buyer, its subsidiaries and other Affiliates, and each of their respective directors, members, managers, officers, employees and agents (each, a “Buyer Indemnified Party”), and hold each Buyer Indemnified Party harmless, from and against any and all Losses, including, without limitation, court costs and reasonable attorney’s fees, arising out of or resulting from (i) any breach of any representation or warranty of Seller or Equity Holder contained in or given in writing pursuant to this Agreement (including related portions of the schedules), or in any other agreement or instrument delivered in connection herewith, including the Compliance Certificate, (ii) any breach or nonfulfillment by Seller, Premier, or Equity Holder of any covenant or obligation contained in this Agreement, including without limitation breaches or violations of Section 9 of this Agreement, or in any other agreement or instrument delivered in connection herewith, (iii) any and all liabilities and obligations of every nature and description of Seller or Equity Holder, including, without limitation, recoupment of DIR fees or any other amounts due or that may become due from Seller to Medicare, Medicaid, any other health care reimbursement or payment intermediary, or other third party-payor resulting from or arising out of the conduct of the Business to the extent such amounts are attributable to any period prior to the Date of Inventory, or any other form of Medicare or other health care reimbursement recapture, adjustment, or overpayment whatsoever, including fines and penalties with respect to any period prior to the Date of Inventory, (iv) Seller’s ownership, possession or use of the Assets up to and including the Date of Inventory, Seller’s operation of the Pharmacies prior to or on the Date of Inventory, Seller’s third party provider numbers or licenses, or any other events, acts or omissions of Seller which occurred prior to or on the Date of Inventory, including, without limitation, the Excluded Liabilities and claims or actions brought against Buyer under any of the Assigned Contracts based on events, acts or omissions of Seller which occurred prior to or on the Date of Inventory, (v) any liability with respect to Bulk Transfer Laws or otherwise arising under Section 15 of this Agreement, (vi) any liability with respect to a Warn Act Breach, or (vii) any liability with respect to Seller’s Broker or otherwise arising under Section 17 of this Agreement. Solely for purposes of Sections 13(ii) and 13(v) above, Seller, Equity Holder, and Premier shall jointly and severally indemnify and defend the Buyer Indemnified Parties and hold each Buyer Indemnified Party harmless, from and against any and all Losses, including, without limitation, court costs and reasonable attorney’s fees.

The terms and provisions of this Section 13 shall survive the Closing.

14. INDEMNIFICATION TERMS.

(a) All representations and warranties contained in this Agreement or given in writing pursuant to this Agreement, or in any other agreement, certificate, instrument or document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing for a period of one (1) year, except (i) the representations and warranties set forth in Sections 5(a) (Organization and Authority), 5(b) (Title), 5(f) (No Violation of Conflict), 5(h) (Taxes), and Section 5(p) (Ownership) shall survive for the applicable statute of limitations plus sixty (60) days, (ii) the representations and warranties set forth in Section 5(d) (No Legal Action), 5(e) (Compliance with Laws), and 5(q) (Employees; Labor Matters) shall survive the Closing for a period of three (3) years (such representations and warranties described in clauses (i) and (ii), the “Seller Fundamental Representations”), (iii) and the representations and warranties set forth in Section 6(a) (Organization and Authority) (“Buyer Fundamental Representations”), shall survive for the applicable statute of limitations plus sixty (60) days, and (iv) any misrepresentation arising from fraud shall survive indefinitely. Upon delivery of written notice to Seller of any claim arising from or related to the representations and warranties set forth in Section 5 or written notice to Buyer of any claim arising from or related to the representations and warranties set forth in Section 6 given within the survival periods set forth herein, the representations and warranties to which such claims apply shall then continue in full force and effect with respect to such claims until such claims are fully and finally adjudicated or otherwise settled by the parties. Any covenants and agreements contained herein that by their terms expressly survive Closing or contemplate performance after Closing shall survive Closing and continue in full force following Closing until (A) in the case of all covenants and agreements that have specified terms or periods, until the expiration of the terms or periods specified therein, and (B) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof.

(b) The Seller and Equity Holder shall not be liable to the Buyer Indemnified Parties for Losses arising from claims under Section 13(i) unless and until the aggregate Losses incurred by such Buyer Indemnified Parties exceeds one percent (1%) of the Closing Payment (the “Basket Amount”) and thereafter, Seller and Equity Holder shall be liable for the full amount of such Losses including the Basket Amount. The cumulative indemnification obligations of Seller and Equity Holder for any and all Losses arising from claims under Section 13(i) shall in no event exceed ten percent (10%) of the Closing Payment; provided, however, that the foregoing limitation shall not apply to claims based on fraud or willful or intentional misrepresentation or claims based on any breach or violation of any of Seller Fundamental Representations. The cumulative indemnification obligations of Seller for any and all Losses arising from claims under Section 13(i) with respect to the Seller Fundamental Representations shall in no event exceed an amount equal to the Closing Payment; provided, however, if the cumulative indemnification obligations of Seller for any and all Losses arising from claims under Section 13(i) with respect to the Seller Fundamental Representations equal or exceed an amount equal to the Closing Payment and the Buyer Indemnified Parties have additional unsatisfied claims for Losses arising from claims under Section 13(i) with respect to Losses arising out of any breach of any representation or warranty of Seller contained in or given in writing pursuant to Section 5(b) (Title) (“Title Losses”), the cumulative indemnification obligations of Seller for any and all such additional Title Losses shall in no event exceed an amount equal to the Inventory Payment; provided that the foregoing limitation shall not apply to claims based on fraud or willful or intentional misrepresentation.

(c) The Buyer shall not be liable to the Seller Indemnified Parties for Losses arising from claims under Section 12(i) unless and until the aggregate Losses incurred by such Seller Indemnified Parties exceeds the Basket Amount and thereafter, Buyer shall be liable for the full amount of such Losses including the Basket Amount. The cumulative indemnification obligations of Buyer for any and all Losses arising from claims under Section 12(i) shall in no event exceed ten percent (10%) of the Closing Payment; provided, however, that the foregoing limitation shall not apply to claims based on fraud or willful or intentional misrepresentation or claims based on any breach or violation of any of Buyer Fundamental Representations. The cumulative indemnification obligations of Buyer for any and all Losses arising from claims under Section 12(i) with respect to the Buyer Fundamental Representations shall in no event exceed an amount equal to the Purchase Price; provided that the foregoing limitation shall not apply to claims based on fraud or willful or intentional misrepresentation.

(d) Payments by an indemnifying party pursuant to Section 12 or Section 13 in respect of any claim shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payments actually received by the indemnified party in respect of such claim, net of any reasonable costs of recovery. The indemnified party shall use commercially reasonable efforts to recover all such proceeds and payments under any such policies and obligations. If any Losses for which indemnification is provided hereunder is subsequently reduced by any insurance or other indemnification benefit or recovery, the amount of the reduction shall be remitted to a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (net of any reasonable costs of recovery).

(e) In the event that Seller or Equity Holder becomes liable to a Buyer Indemnified Party for an indemnified obligation hereunder, the indemnified obligation shall be paid in full (i) first, by recourse to the Holdback Amount and (ii) next, by Seller paying cash by wire transfer of immediately available funds not later than five (5) Business Days after final determination thereof in accordance with this Agreement. If the Holdback Amount is insufficient to discharge the indemnified obligations and Seller does not pay the remaining amounts due pursuant to clause (ii) above, then Buyer may take any action or exercise any remedy available to it pursuant to Law, this Agreement or otherwise to collect the indemnified obligations.

(f) Except with regard to (A) indemnification for claims actually paid or payable to third parties or (B) Losses based on fraud or willful or intentional misrepresentation, Losses payable by a party to this Agreement under this Section 14 shall not include punitive damages, consequential damages, exemplary damages, special damages, or indirect damages.

(g) The parties hereto agree and acknowledge that, except in the case of fraud or willful or intentional misrepresentation, the rights to indemnification provided for in Section 12, Section 13 and this Section 14 shall be the sole and exclusive remedy (regardless of the theory or cause of action pled) for monetary damages of the Seller Indemnified Parties, on the one hand, or the Buyer Indemnified Parties, on the other hand, as the case may be, after the Closing for and with respect to any misrepresentation, breach or inaccuracy of any representation or warranty of a party hereto and for any nonfulfillment, breach or violation of any covenant or agreement contained in this Agreement by a party hereto, and each party to this Agreement hereby waives to the fullest extent permitted by Law, any other rights or remedies that may arise under any applicable Law in connection therewith; provided, however, that nothing herein will limit in any way any party’s rights hereunder or otherwise, to specific performance, injunctive relief or other non-monetary equitable relief.

The terms and provisions of this Section 14 shall survive the Closing.

15. BULK SALES LAWS.

Buyer and Seller acknowledge that Buyer and Seller may not comply with the provisions of any applicable bulk transfer Laws or other Laws with respect to the protection of creditors or successor tax liability in connection with the sale or transfer of a business or business assets (including, without limitation, Article 6 of the Uniform Commercial Code, FL Stat. § 213.758, Tenn. Code Ann. § 67-4-721, and 72 Pa. Cons. Stat. § 1403(a)) of any jurisdiction in connection with the transactions contemplated by this Agreement (such Laws, “Bulk Transfer Laws”). Buyer does not assume any of Seller’s obligations or liabilities with respect to such Bulk Transfer Laws, including, without limitation, any successor liability or transfer of Seller’s obligations or liabilities imposed by such Bulk Transfer Laws, and Seller shall defend, indemnify and hold Buyer harmless from and/or reimburse Buyer for, any and all Losses which Buyer may suffer or incur by virtue of such Bulk Transfer Laws, including, without limitation, any and all claims, liabilities or obligations, including the expense of defense thereof, arising from any noncompliance with any such Bulk Transfer Laws. The terms and provisions of this Section 15 shall survive the Closing.

16. EMPLOYMENT.

(a) Notwithstanding anything contained herein to the contrary, Buyer, Seller and Equity Holder agree that Buyer has not offered any terms of employment to any employees of Seller as consideration for the sale contemplated herein. Buyer may (but is under no obligation to) hire certain employees, provided such employees meet Buyer’s standards for similar situated employees and subject to satisfactory completion of Buyer’s standard hiring processes and procedures (including, without limitation, drug and background checks). The parties acknowledge that Buyer shall be free to exercise full discretion in applying its customary standard hiring practices, processes, procedures and policies. It is agreed that in the event that any such employees shall be employed by Buyer as the result of the Closing of the transactions contemplated herein, then each such individual employee shall be an “employee-at-will” of Buyer, and Buyer shall have no contractual obligation with regard to such employment, except that, for purposes of the participation of any such acquired employees in the Buyer’s 401(k) and health plans, Buyer shall cause such plans to take into account, for purposes of eligibility thereunder, the pre-Closing service of such employees as if such service was with Buyer or its Affiliates to the same extent such service was recognized by Seller immediately prior to such Closing under the comparable Seller benefit plan, in all cases to the extent allowed under ERISA, the Code and applicable Law.

(b) Buyer is not assuming any liability or obligations related to the employment by Seller or its Affiliates of any of Seller’s current or former employees. Without limiting the foregoing, Seller acknowledges that no Benefit Plan, or obligation or liability related to any Benefit Plan, will be transferred to Buyer, and all such Benefit Plans and related obligations and liabilities will remain with Seller, whether prior to, on or after the Closing.

(c) Notwithstanding anything contained herein to the contrary, nothing in this Section 16 shall be deemed to limit or otherwise modify the employee-related closing conditions set forth in Section 7 hereof.

The terms and provisions of this Section 16 shall survive the Closing.

17. BROKERS.

The parties each represent and warrant to the other that their negotiations relative to this Agreement have been carried on by them directly, and in such a manner as not to give rise to any claims against either party for a brokerage commission, broker’s fee, finder’s fee or other similar fee or payment other than to Raymond James (“Seller’s Broker”). Seller is solely responsible for the payment of any fee, commission or other payment due to Seller’s Broker in connection with the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, in no event shall Buyer have any liability or obligation with respect to any commission, fees or expenses of, or any other payment to, Seller’s Broker in connection with the transactions contemplated hereby. Each party shall defend, indemnify and hold the other harmless from any and all other claims for said commissions, fees and other payments based upon its acts, including, without limitation, any damages, costs and attorneys’ fees or expenses incurred by the indemnified party related to any such claim. The terms and provisions of this Section 17 shall survive the Closing.

18. CONFIDENTIALITY.

(a) Confidentiality. Buyer and Seller hereby covenant and agree to keep the non-public terms and conditions of this Agreement, and any non-public discussions, negotiations or other non-public information relating to this Agreement confidential and to not disclose the same to any person or entity, including without limitation, employees and customers of Seller, except to the extent (i) approved by the other party in writing, (ii) expressly permitted hereunder or otherwise necessary to carry out the party’s respective obligations hereunder, (iii) required by Law, subpoena, court order or securities exchange or (iv) disclosed to their accountants, attorneys and financial advisors.

(b) Permitted Announcements. Except as required by applicable laws or by the rules of any securities exchange to the extent applicable, none of Seller, the Equity Holder, or any of their respective Affiliates, on the one hand, or Buyer or their Affiliates, on the other hand, shall make any press statements or other public pronouncements, issue press releases, news releases or media releases, or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that in the event that Buyer, Seller or Equity Holder (or their respective Affiliates) are required to publicly disclose this Agreement and the transactions contemplated hereby as required by applicable Laws or by the rules of any securities exchange, the disclosing Party shall provide to the non-disclosing Parties, to the extent legally permitted, a reasonable opportunity prior to publication to review and comment on any such required public disclosure and a reasonable opportunity to request that the disclosing Party seek confidential treatment of such disclosures to be filed with the United States Securities and Exchange Commission or any successor (and to review and comment with respect to the redaction of the terms of this Agreement as part of any such confidential treatment request). Notwithstanding the foregoing, following the full execution of this Agreement, any disclosure by Seller or its Affiliates of the existence of the transactions contemplated hereby to their employees shall only be made after consultation and coordination with Buyer with regard to the content and timing of such disclosure. If Seller so elects, Buyer shall have its representatives present at the time of any such disclosure to Seller’s employees. Following such disclosure, Seller shall provide notification of the transactions contemplated hereby to Seller’s customers, including, without limitation, by posting signs in the Pharmacies, bag tags and/or mailers. All such notifications shall be in a form provided by Buyer or otherwise subject to Buyer’s and Seller’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

The terms and provisions of this Section 18 shall survive the Closing.

19. MISCELLANEOUS.

(a) Applicable State Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware (without giving effect to any choice of law or conflict of law rules or provisions).

(b) Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

(c) Notices. Any notice, request or other document to be given hereunder to any party shall (i) be in writing, (ii) delivered personally, sent by certified mail, postage prepaid, or sent by a commercially recognized overnight courier, provided a receipt is required, and (iii) addressed to each party at the address provided on Page 1 hereof, or at such other address as any party hereto shall indicate by writing as herein provided. Except as otherwise provided in this Agreement, all notice, request or other document to be given hereunder shall be deemed to have been duly given (A) when personally delivered or upon receipt when delivered by commercially recognized overnight courier, or, (B) in the case of a mailed notice, three (3) days after the date deposited in the mails, postage prepaid.

(d) Assignment; Successors and Assigns. Buyer shall have the absolute right to assign this Agreement or any of its rights or obligations hereunder, and/or designate another party to take title to all or any of the Assets, without the consent of Seller; provided, however, no assignment hereunder will relieve Buyer of its obligations hereunder. If requested by Buyer, Seller shall cooperate by giving Buyer written acknowledgement of any notice of such assignment and or designation received from Buyer in connection therewith. Seller may not assign this Agreement, or any rights or obligations hereunder, without the written consent of Buyer. This Agreement shall bind and inure to the benefit of the parties hereto and, subject to foregoing, their respective heirs, representatives, successors and assigns. This terms and provisions of this Section 19(d) shall survive the Closing.

(e) Joint and Several Liability. Notwithstanding anything contained herein to the contrary, Equity Holder shall be jointly and severally liable for all of Seller’s obligations hereunder.

(f) Jurisdiction; Waiver of Trial by Jury.

(i) Any legal suit, action or proceeding arising out of or based upon this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby shall be instituted in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, and each party hereto (on behalf of itself and its Affiliates) irrevocably submits to the exclusive jurisdiction of the Delaware Court in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in the Delaware Court. The parties hereto (on behalf of themselves and their Affiliates) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in the Delaware Court and irrevocably waive and agree not to plead or claim in the Delaware Court that any such suit, action or proceeding brought in the Delaware Court has been brought in an inconvenient forum.

(ii) The parties hereto waive to the fullest extent permitted by Law, trial by jury in any action, proceeding or counterclaim brought by either of such parties against the other with respect to any matter whatsoever arising out of or in any way connected with this Agreement.

(g) Headings; Construction. The headings of the Sections herein are inserted for convenience of reference only and will be ignored in the construction or interpretation hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person or entity. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract). Unless the context clearly requires otherwise, (i) whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a nonexclusive manner, and (ii) “or” is not exclusive. The words “hereof”, “herein”, “hereby” and “hereunder” and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All references to “Dollars” or “$” shall be to United States Dollars unless otherwise specified.

(h) Further Assurances. Following the Closing, the parties covenant and agree, without the necessity of any further consideration, to execute and deliver such documents and take such other actions as may be reasonably requested from time to time by Buyer or Seller in order to fully to carry out the intent and purposes of, and to consummate, the transactions contemplated hereby.

(i) Third Party Beneficiaries. Nothing in this Agreement will be construed to confer any right, benefit or remedy upon any person or entity that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

(j) Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference for all purposes of this Agreement.

(k) Entire Agreement. This Agreement and the agreements, recitals, exhibits, schedules and certificates referred to herein or delivered pursuant hereto constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Assets and the assumption of the Assumed Liabilities and supersedes all prior agreements and understandings relating to such subject matter.

(l) Amendment; Waiver. Except as otherwise set forth herein, this Agreement may be amended, supplemented or otherwise modified only by an agreement in writing signed by all parties hereto. Notwithstanding the foregoing, any party may waive on its behalf any term, condition or covenant intended for its benefit by written consent. The waiver by a party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

(m) Attorneys’ Fees. In the event a party shall be required to commence or defend any action or proceeding against any other party by reason of any breach or claimed breach of any provision of this Agreement, to commence or defend any action or proceeding in any way connected with this Agreement or to seek a judicial declaration of rights under this Agreement, the party prevailing in such action or proceeding shall be entitled to recover from or to be reimbursed by the other party for the prevailing party’s reasonable and actual attorneys’ fees and costs through all levels of proceedings.

(n) Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts each of which shall be an original and all of which shall be deemed to be one and the same instrument. The parties hereto agree that a facsimile or .pdf signature on this Agreement is as valid as an original signature.

(o) Arms-Length Transaction. Each of Buyer and Seller hereby acknowledge and agree that (i) it is not the purpose of this Agreement or any of the transactions contemplated hereby to exert influence in any way over the judgment of any party with respect to the referral of patients or business, (ii) it is the intent of the parties that any referrals that may be made by Seller to Buyer’s business shall be based solely upon the professional judgment and discretion of the referring party while acting in the best interests of the patient, and (iii) the consideration hereunder is consistent with fair market value in an arm’s length transaction and no part of the Purchase Price or other amounts payable hereunder have been determined in a manner that takes into consideration the volume or value, if any, of referrals or business generated between the parties.

(p) Specific Performance. The parties hereto acknowledge and agree that any party hereto may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party might not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at Law or in equity, such party shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking

20. PRORATIONS.

(a) Personal Property Taxes. Any ad valorem taxes assessed against the personal property (as personal property is defined by the taxing jurisdiction(s) having taxing authority over the Assets) transferred to Buyer in connections with the transactions contemplated hereby shall be apportioned between Seller and Buyer as of midnight of the day preceding the Date of Inventory. Such apportionment shall be made to the best of the parties’ abilities at the time of the Closing based on the most recent personal property tax bill issued by the taxing jurisdiction(s). If final amounts are not known at the time of the Closing, such prorations shall be recalculated by Buyer and Seller when the final amounts become known, and Buyer and Seller shall make any additional payment or refunds, as the case may be, so that the correct prorated amount is paid by each of Buyer and Seller.

(b) Assigned Contracts. All payments required to be made by Seller under any Assigned Contract shall be apportioned between Seller and Buyer as of the midnight of the day preceding the Date of Inventory. Such apportionment shall be made to the best of the parties’ abilities at the time of the Closing. If final amounts are not known at the time of the Closing, such prorations shall be recalculated by Buyer and Seller when the final amounts become known, and Buyer and Seller shall make any additional payment or refunds, as the case may be, so that the correct prorated amount is paid by each of Buyer and Seller.

The terms and provisions of this Section 20 shall survive the Closing.

21. CERTAIN DEFINITIONS.

In this Agreement, the following terms have the meanings specified or referred to in this Section 21, which shall be equally applicable to both the singular and plural forms.

“Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person or entity. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to elect at least 50% of the governing board of such person or entity or to direct or cause the direction of the management and policies of the person or entity, whether through ownership of voting securities, partnership or limited liability interests, nonprofit membership, contract or otherwise.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Delaware and that is not otherwise a federal holiday in the United States.

“Material Adverse Change” means any event, change, condition or circumstance that, individually or in the aggregate, results in, or would be reasonably expected to result in, a material adverse change in the Assets, or the business, operations, results of operations or condition (financial or other) of the Business or the Pharmacies, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Change: any adverse change or effect attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Seller participates, the United States economy as a whole or the capital markets in general or the markets in which the Seller operates; (iii) compliance with the terms of, or the taking of any action required by, this Agreement or any related transaction contemplated by this Agreement; (iv) any change in applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws; (vi) any change in United States generally accepted accounting principles or other accounting requirements or principles or any change in related Laws, rules or regulations or the interpretation thereof; (vii) natural disasters, epidemics or pandemics; (viii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or (ix) any matter set forth in the Disclosure Schedules to this Agreement; provided that the matters described above shall be included and taken into account in the term “Material Adverse Change” to the extent any such matter has a disproportionate impact on the Business or the Pharmacies taken as a whole, relative to other participants in the industry in which the Business and the Pharmacies operate.

“PTO” means the United States Patent and Trademark Office.

“Seller’s knowledge”, “knowledge of Seller” and like phrases mean the actual knowledge of Michael Moloney, Greg Isaak, Robert Raffalo, Brett Furchner and Anthony Mottola.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“WARN Act Breach” means the termination by the Equity Holder or Seller, or any of their Affiliates, of any employee in a manner that has or reasonably may trigger any liability under the WARN Act, or any similar state or local Law, in connection with the Pharmacy Closure, including any failure to comply with any notice or filing requirements under the WARN Act and any similar state or local Law with respect thereto.

(SIGNATURES ON FOLLOWING PAGES)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER:

Commcare Pharmacy - FTL, LLC a Florida limited liability company

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

Acro Pharmaceutical Services, LLC a Pennsylvania limited liability company

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

EQUITY HOLDER:

NS3 Health, LLC a Florida limited liability company

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

(SIGNATURES CONTINUE ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first above written solely for the purposes of acknowledging and agreeing to Section 9 and Section 13 of the Agreement.

PREMIER:

Premier, Inc., a Delaware corporation

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

(SIGNATURES CONTINUE ON FOLLOWING PAGE)

BUYER:

ProCare Pharmacy, L.L.C., a Rhode Island limited liability company

By:	/s/ Syed A. Husain
Name:	Syed A. Husain
Title:	Vice President

CVS LEGAL APPROVAL: /s/ Christopher T. Mercer